Exhibit 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP

611 Anton Boulevard, Suite 1400

Costa Mesa, California 92626

February 13, 2012

Pro-Dex, Inc.

2361 McGaw Avenue

Irvine, California 92614

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of registration statement on Form S-8 (the “Registration Statement”) to be filed by Pro-Dex, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 500,000 shares of common stock, no par value per share, of the Company (the “Shares”), to be sold by the Company upon the exercise of options or pursuant to awards to be granted by the Company under the Pro-Dex, Inc. Second Amended and Restated 2004 Stock Option Plan and the Pro-Dex, Inc. Amended and Restated 2004 Directors’ Stock Option Plan (the “Plans”). The Shares will be offered and sold pursuant to the Company’s Registration Statement to be filed with the Commission. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Shares will be evidenced by appropriate certificates that have been properly executed and delivered. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

You have informed us that the Company may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the Colorado Business Corporation Act (“CBCA”), including the statutory provisions of the CBCA, all applicable provisions of the Constitution of the State of Colorado and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance of the Shares in accordance with the terms of the Plan, the Registration Statement, the terms of the Company’s certificate of incorporation and applicable law, and delivery and payment therefor, such Shares will be validly issued, fully paid and nonassessable securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted
/s/ RUTAN & TUCKER, LLP